FOR IMMEDIATE RELEASE

For: United Fire & Casualty Company

118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company

Reports Strong First Quarter 2007 Results

•	First quarter net income totaled $34.6 million, or $1.25 per share
•	First quarter revenues totaled $156.1 million
•	First quarter combined ratio was 71.3%
•	Book value of $25.87 per share as of March 31, 2007

CEDAR RAPIDS, IA – April 23, 2007 – United Fire & Casualty Company (NASDAQ: UFCS) today reported first quarter 2007 net income of $34.6 million, or $1.25 per share of basic and diluted earnings. Net income for the first quarter of 2006 was $13.5 million, or $.57 per share of basic and diluted earnings. The improvement in our first quarter 2007 results is primarily attributable to the loss development experienced during the first quarter of 2006 related to Hurricane Katrina claims.

Net operating income, which is net income excluding after-tax realized investment gains and losses, for the first quarter of 2007 was $33.3 million, or $1.20 per share. Net operating income for the first quarter of 2006 was $10.8 million, or $.46 per share.

Total revenues were $156.1 million, an increase of 1.3 percent from $154.1 million in the first quarter of 2006. Net premiums earned increased by 1.7 percent to $122.6 million in the first quarter of 2007, compared to $120.6 million in the first quarter of 2006. Investment income increased by 7.6 percent to $31.4 million in the first quarter of 2007, compared to $29.2 million in 2006. Net realized investment gains decreased to $2.0 million in the first quarter of 2007, compared to $4.1 million in the first quarter of 2006.

Pre-tax catastrophe losses, net of reinsurance, of $2.5 million for the first quarter of 2007 added 2.2 percentage points to the first quarter 2007 combined ratio, resulting in a reduction in after-tax earnings of $.06 per share. These losses primarily were the result of winter storms occurring during the quarter. Pre-tax charges, net of reinsurance, incurred from catastrophes during the first quarter of 2006 totaled $37.4 million, which added 33.6 percentage points to the first quarter 2006 combined ratio and reduced after-tax earnings by $1.03 per share. These charges were primarily the result of adverse loss development related to Hurricane Katrina claims during the first quarter of 2006.

“With above-average earnings and below-average catastrophes, the first quarter of 2007 was the best quarter in the history of our company,” said President & CEO John A. Rife. “In the first quarter of 2007, we recorded net income of $34.6 million, compared with $13.5 million in the same quarter of 2006, and catastrophe losses of $2.5 million, compared with $37.4 million in the same quarter of 2006, which was primarily related to losses from Hurricane Katrina.

“Upon my retirement as president and chief executive officer of United Fire on May 16, which was announced in February, leadership of the company will be turned over to Executive Vice President & Chief Operating Officer Randy Ramlo, a man who has gained the respect and admiration of our employees, agents and board members during his 23-year tenure at our company.”

“Randy understands and supports the corporate culture at United Fire, which is based on strong and trustworthy internal and external relationships. I have great confidence in the abilities of Randy and our management team as they continue to build on the strengths of our company to achieve a new level of success.

“After a record year in 2006 and a promising start to 2007, I feel our company is well-positioned for a leadership change, and I look forward to watching the company grow and prosper under Randy’s direction. I’m also very pleased to continue working for the company as president of United Life Insurance Company, which allows me the opportunity to be available to the management team as needed, for counsel.”

UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES
Financial Results	Three Months Ended March 31,
(In Thousands Except Per Share Data and Number of Shares)	2007	2006
Revenues
Net premiums written	$128,292	$128,783
Net premiums earned	$122,618	$120,623
Investment income, net of investment expenses	31,380	29,176
Realized investment gains	1,994	4,124
Other income	108	219
Total Revenues	156,100	154,142

Benefits, Losses and Expenses
Losses and loss settlement expenses	51,877	81,882
Increase in liability for future policy benefits	4,108	4,934
Amortization of deferred policy acquisition costs	32,934	30,280
Other underwriting expenses	6,427	7,428
Interest on policyholders’ accounts	11,229	12,881
Total Benefits, Losses and Expenses	106,575	137,405

Income (loss) before income taxes	49,525	16,737
Federal income tax expense	14,915	3,286
Net income	$34,610	$13,451
Net operating income	$33,314	$10,770
Weighted average shares outstanding	27,651,384	23,598,841
Basic earnings per common share	$1.25	$0.57
Diluted earnings per common share	$1.25	$0.57
Cash dividends declared per common share	$0.135	$0.12

Following is a discussion of first quarter 2007 results for each business segment.

Property and casualty insurance segment

In the first quarter of 2007, our property and casualty insurance segment’s pre-tax income was $45.3 million, compared to pre-tax income of $11.9 million in the first quarter of 2006. The improvement is primarily attributable to the $31.3 million pre-tax impact that Hurricane Katrina loss development had on our first quarter 2006 underwriting results.

Net premiums written in the first quarter of 2007 were $120.3 million, compared to $120.4 million in the first quarter of 2006. The commercial lines pricing environment continues to be competitive, with low single digit percentage decreases in premium rates during the quarter. The personal lines pricing environment also continues to be very competitive, especially in the auto and homeowners lines of business. In the aggregate, rate levels for these lines during the quarter decreased by upper single digit percentages for several Midwest states. Policy retention remained strong in both our personal and commercial lines of business during the quarter.

In Louisiana we have implemented stricter property underwriting guidelines and are filing for additional premium rate increases given our recent claims experience, primarily from Hurricane Katrina. We also continued to reduce our Louisiana coastal property exposure.

Losses and loss settlement expenses decreased to $47.6 million in the first quarter of 2007 from $77.0 million in the first quarter of 2006. Accompanying the improvement in our catastrophe loss experience is the continuance of strong non-catastrophe results. Our non-catastrophe loss ratio was 69.1 percent for the first quarter of 2007, compared to 65.6 percent for the first quarter of 2006.

The net loss ratio, which includes loss settlement expenses, was 41.6 percent for the first quarter of 2007 versus 69.2 percent for the first quarter of 2006. The first quarter 2007 commercial lines net loss ratio (including reinsurance) was 40.1 percent, compared to 63.4 percent in the first quarter of 2006. The first quarter 2007 personal lines net loss ratio was 59.7 percent, compared to 130.0 percent in the first quarter of 2006. The expense ratio was 29.7 percent in the first quarter of 2007, compared to 30.0 percent in the first quarter of 2006.

“Our underwriting results were very strong in the first quarter, despite the fact that the insurance market continues to soften, with premium rates decreasing in almost every area,” said President & CEO John A. Rife. “We have been very successful in our goal of retaining our renewal business, which we attribute primarily to the exceptional customer service and expertise provided by our staff members in the underwriting and loss control departments.

“Although it is likely that the soft market conditions will continue to have some impact on our underwriting results throughout 2007, we are confident that we will be able to achieve profitability by adhering to our underwriting guidelines and working to retain quality business. We are also experiencing an increase in written premiums in some of the states that we have specifically targeted for growth in 2007, including Alabama, Arkansas, Indiana and Texas. We’ve had good growth in several of our other core states as well.”

Property & Casualty Insurance Financial Results:	Three Months Ended March 31,
(Dollars in Thousands)	2007	2006
Revenues
Net premiums written	$120,342	$120,394
Net premiums earned	$114,305	$111,254
Investment income, net of investment expenses	11,193	8,641
Realized investment gains	1,318	2,269
Other income	8	-
Total Revenues	126,824	122,164

Benefits, Losses and Expenses
Losses and loss settlement expenses	47,574	76,963
Amortization of deferred policy acquisition costs	29,766	27,825
Other underwriting expenses	4,219	5,497
Total Benefits, Losses and Expenses	81,559	110,285

Income before income taxes	45,265	11,879
Federal income tax expense	13,419	1,578
Net income	$31,846	$10,301

Life insurance segment

In the first quarter of 2007, our life insurance segment recorded pre-tax income of $4.3 million, compared to $4.9 million for the first quarter of 2006. The slight deterioration was the result of a combination of factors. Total revenues diminished in the first quarter of 2007 by $2.7 million to $29.3 million, primarily due to a $1.1 million decrease in net premiums earned and a $1.2 million decrease in realized investment gains. The decrease in premiums earned was due to a decrease in premium from traditional business and the continuing runoff of our credit life business, which we ceased writing in 2004. The decrease in our realized investment gains during the first quarter of 2007 is primarily attributable to a large gain that we recognized during 2006 on a taxable exchange pursuant to a bankruptcy settlement. The decreased level of revenues was somewhat offset by a $1.7 million decrease in the provision for interest on policyholders’ accounts, which is attributable to the impact of the net decrease in our annuity levels, a $.8 million decrease in the provision for future policyholder benefits, and a $.6 million decrease in losses and loss settlement expenses.

The principal product of our life insurance segment is the single premium deferred annuity. Pursuant to U.S. generally accepted accounting principles (GAAP), we do not report annuity deposits as net premiums earned. Rather, we record annuity deposits as liabilities for future policyholder benefits. Revenues from annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the first quarter of 2007, we experienced a net cash outflow of approximately $30.6 million related to our annuity business, compared to a $27.8 million net cash outflow during the first quarter of 2006. The level of net cash outflows is representative of the challenges we have been facing in retaining our existing annuitants and attracting new annuitants with a rate of interest that is competitive in the marketplace while still allowing for an acceptable profit margin. These challenges are in large part a result of the recent interest rate environment, which has been characterized by a flat to inverted yield curve. We are closely monitoring the levels of our annuity business. On April 1, 2007, we introduced a new universal life product that replaced our existing universal life products. This new product is intended to increase sales by addressing the evolving needs of the marketplace.

President & CEO John A. Rife said, “Although we experienced substantial statutory premium growth in the life insurance segment in the first quarter, it was more than offset by an increased level of annuity withdrawals. As I’ve mentioned in previous quarters, the current interest rate environment, comprised of an inverted yield curve, continues to present us with the challenge of paying a competitive interest rate on our annuities.

“On April 1, our life insurance subsidiary, United Life Insurance Company, released a new universal life insurance product, Uni-3, to agents in most of our licensed states. Uni-3 offers consumers permanent life insurance with built-in flexibility, allowing policyholders to adjust the premiums and death benefit to meet their changing needs. The policy also builds cash value based on an interest rate set by our company. Other product enhancements include reduced administrative fees and surrender periods.

“Our staff members are actively marketing the Uni-3 product, which replaces our other universal life products. While it is too early to measure the success of this product, initial reactions from our agents have been positive.”

Life Insurance Financial Results:	Three Months Ended March 31,
(Dollars in Thousands)	2007	2006
Revenues
Net premiums written	$7,950	$8,389
Net premiums earned	$8,313	$9,369
Investment income, net of investment expenses	20,187	20,535
Realized investment gains	676	1,855
Other income	100	219
Total Revenues	29,276	31,978

Benefits, Losses and Expenses
Losses and loss settlement expenses	4,303	4,919
Increase in liability for future policy benefits	4,108	4,934
Amortization of deferred policy acquisition costs	3,168	2,455
Other underwriting expenses	2,208	1,931
Interest on policyholders' accounts	11,229	12,881
Total Benefits, Losses and Expenses	25,016	27,120

Income before income taxes	4,260	4,858
Federal income tax expense	1,496	1,708
Net income	$2,764	$3,150

Financial condition and supplementary financial information

At March 31, 2007 and December 31, 2006, our consolidated total assets were $2.8 billion. Stockholders’ equity at March 31, 2007, was $715.3 million, with a book value of $25.87 per share, versus stockholders’ equity of $680.8 million, with a book value of $24.62 per share, as of December 31, 2006. Stockholders’ equity included $96.5 million of after-tax net unrealized investment gains as of March 31, 2007, compared to $93.5 million of after-tax net unrealized investment gains as of December 31, 2006.

Consolidated Financial Condition:	March 31,	December 31,
(Dollars in Thousands Except Per Share Data)	2007	2006
	(unaudited)
Total assets	$2,769,129	$2,776,067
Total stockholders' equity	715,285	680,808
Total stockholders' equity (book value) per share	25.87	24.62
Total cash and investments	2,397,692	2,388,387

P&C Supplementary Financial Analysts' Data:	Three Months Ended March 31,
(Dollars in Thousands)	2007	2006

GAAP combined ratio:
Net loss ratio	41.6%	69.2%
Expense ratio	29.7%	30.0%
Combined ratio	71.3%	99.2%
Combined ratio (without catastrophes)	69.1%	65.6%

Statutory combined ratio:
Net loss ratio	42.3%	69.2%
Expense ratio	29.9%	29.3%
Combined ratio	72.2%	98.5%
Combined ratio (without catastrophes)	70.0%	64.9%

Personal and commercial* lines underwriting analysis:
Premiums earned - personal lines	$8,904	$9,584
Losses and loss settlement expenses incurred - personal lines	5,314	12,458
Personal lines net loss ratio	59.7%	130.0%

Premiums earned - commercial lines	$105,401	$101,670
Losses and loss settlement expenses incurred - commercial lines	42,260	64,505
Commercial lines net loss ratio	40.1%	63.4%
*Commercial lines information includes reinsurance results

Non-GAAP Financial Measures

We believe that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. The non-GAAP financial measures we utilize in this release are net operating income, net premiums written, catastrophe losses, and statutory combined ratio. Net operating income is a key measure used by management and investors to monitor the operating results of a company’s core business. Net premiums written, catastrophe losses and statutory combined ratio are statutory financial measures prepared in accordance with statutory accounting rules as prescribed by the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.

Net operating income: The difference between net income and net operating income is the inclusion in net income of after-tax realized investment gains and losses. We utilize net operating income because we believe it is a useful measure of the underlying performance of our business operations. Management and investors commonly evaluate operating earnings as an indicator of a company’s financial performance. This measure also is described as net income before after-tax realized investment gains and losses. Because our calculation of net operating income may differ from similar measures used by other companies, investors should be careful when comparing our measure of net operating income to that of other companies.

(Dollars in Thousands Except Per Share Data)
First Quarter	Net Income	After-Tax Realized Gains	Net Operating Income	Net Income/ Net Operating Income Per Share
2007	$34,610	$(1,296)	$33,314	$1.25	/	$1.20
2006	13,451	(2,681)	10,770	0.57	/	0.46

Net premiums written: Net premiums written is a statutory accounting measure representing the amount of premiums charged for policies issued during the period. We report these premiums as revenue as they are earned over the underlying policy period. We report net premiums written applicable to the unexpired term of a policy as unearned premium. We evaluate net premiums written as a measure of business production for the period under review.

(Dollars in Thousands)
First Quarter	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2007	$128,292	$(5,674)	$122,618
2006	128,783	(8,160)	120,623

Catastrophe losses: A catastrophe loss is a single incident or series of closely related incidents causing severe insured losses. Catastrophes are, by their nature, unpredictable. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. The Insurance Services Office (ISO), a supplier of property and casualty statistical data, defines as catastrophes those events that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers (“ISO catastrophes”). We use this definition, but we also include as catastrophes those events we believe are, or will be, material to our operations, either in amount or in number of claims made. For the quarter ended March 31, 2007, we reported no losses from non-ISO catastrophes, compared to $.5 million for the quarter ended March 31, 2006. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements.

Statutory combined ratio: The combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with GAAP, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned. The expense ratio is calculated by dividing non-deferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned; the expense ratio is calculated by dividing underwriting expenses by net premiums written.

* * *

United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. The company markets it’s products principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the fourteenth consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For more information about United Fire & Casualty Company and its products and services, visit our website, www.unitedfiregroup.com.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might,” “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007.

Among other factors that could cause our actual outcomes and results to differ are the following:

•	the adequacy of our reserves established for Hurricanes Katrina and Rita, which are based on management estimates;
•	developments in domestic and global financial markets that could affect our investment portfolio and financing plans;
•	additional government and NASDAQ policies relating to corporate governance, and the cost to comply;
•	changing rates of inflation;
•	the valuation of invested assets;
•	the valuation of pension and post-retirement benefit obligations;
•	the calculation and recovery of deferred policy acquisition costs;
•	the resolution of legal issues pertaining to the World Trade Center catastrophe;
•	the ability to maintain and safeguard the security of our data;
•	the resolution of regulatory and legal issues pertaining to Hurricane Katrina; and
•	our relationship with our reinsurers.

These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.